Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pulmatrix, Inc. on Forms S-1 (File No. 333-230670), S-3 (File No. 333-230225) and Forms S-8 (File Nos. 333-195737, 333-205752, 333-207002 333-212547, 333-216628, 333-225627, and 333-231935) of our report, dated March 26, 2020 with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019, due to the adoption of Accounting Standards update (“ASU”) No. 2016-02, Leases (Topic 842), as amended, and a change in the method of accounting for revenues effective January 1, 2019, due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

/s/ Marcum LLP

Marcum LLP New York, NY March 26, 2020